Exhibit 10.10

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (“Technology Agreement”) is entered into and effective as of the 29 day of September 2010 (the “Effective Date”), by and between PMP Pool Maintenance Protection, Inc. a company organized under the laws of the State of Florida, and Juan Carlos Bocos (“Bocos”) on the one hand (hereafter Bocos and PMP Pool Maintenance Protection, Inc. will be collectively referred to as (“PMP”), and Green Energy Management Services, Inc., a company organized under the laws of Delaware (the “Purchaser”) on the other hand.  PMP and the Purchaser each may be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, PMP designs, develops and manufactures water valves that reduce the amount of air traveling through water and sewer pipes and thus more precisely measure the amount of water used by the end user and thus billed to that end user;

WHEREAS, PMP acquired rights through that certain Separation Agreement dated August 17, 2010 to manufacture, market and distribute said water valves to the territories listed on Attached Exhibit “A”, and further acquired the right to use the technology contained in U.S. Patent Pending Nos. 12/383/708 and 12/758/126 within said territories (hereafter collectively all rights denoted in this recital will be referred to as the “Licensed IP Rights”);

WHEREAS, Purchaser desires to obtain a license to the Licensed IP Rights,the Licensed Technology and the Licensed Products; and

WHEREAS, PMP is prepared to license such Licensed IP Rights, Licensed Technology and Licensed Products to Purchaser upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Technology Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1 — Definitions

1.1           “Affiliate” means any person that, directly or indirectlythrough one or more intermediaries, controls or is controlled by or is under common control with the person specified.  For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

1.2           “Licensed IP Rights” shall mean the rights acquired by PMPthrough that certain Separation Agreementdated August 17, 2010 to distribute said water valves to the territories listed on Attached ‘Exhibit “A”, and further acquired the right to use the technology contained in U.S. Patent Pending Nos. 12/383/708 and 12/758/126 within said territories.

1.3           “Licensed Technology” means documented information anddata, know-how, copyrights, mask works, proprietary software, technical information, trade secrets and any and all intellectual property or other rights identified associated with the rights acquired by PMP through that certain Separation Agreementdated August 17, 2010 to distribute said water valves to the territories listed on Attached Exhibit “A”, and further acquired the right to use the technology contained in U.S. Patent Pending Nos. 12/383/708 and 12/758/126 within said territories.

1.4           “Licensed Products” means those products manufactured through use of the Licensed Technology and the Licensed IP Rights, all subsequent versions thereof, and all other future products of Purchaser within the scope of the Licensed Technology.

Article 2 — Grants of Licenses

PMP hereby grants to Purchaser an exclusive, assignable, fully paid-up, royalty-free license, to use the Licensed Technology and the Licensed IP Rights to market Licensed Products.  Said exclusive license extends to that certain territory (the “Territory”) listed on Attached Exhibit “A”. To lie extent that PMP obtains or acquires additional patent or distribution rights other than those IP Rights and IP Technology possessed by PMP as of the date of the execution of this Agreement, PMP will give notice of these acquisition of said rights within ten (10) days of their acquisition, and within thirty (30) days of their acquisition will execute an amendment to this Agreement to include said rights within definition of the “Licensed IP Rights”, “Licensed Technology” and “Licensed Products” licensed by this Agreement.

Subject to the terms and conditions of this Agreement, PMP hereby grants to Purchaser the exclusive right and license, under all intellectual property and other ownership rights applicable to the Licensed Technology and/or the Licensed Products, to offer for sale, sell, distribute and service the Licensed Products to end users or said Products (the “License”).  This exclusive grant is to be confined to the Territory, or to any Further country or geographic location in which either a) there exists no agreement between PMP and any third-party to this agreement concerning the rights PMP has to market or develop the Licensed Products, or;b) PMP acquires rights to manufacture, market and/or distribute the Licensed Products.

Subject to the terms and conditions or this Agreement, PMP further grants to Purchaser the exclusive right and license, under all intellectual property and other ownership rights applicable to the Licensed Technology and/or the Licensed Products, todisplay and marketthe Licensed Products to the end users of said Products.  Thisexclusive grant is to be confined to the Territory, or to any further country in which eithera) there exists noagreement between PMP and any third-party to this agreementconcerning the rights PMP has to market or develop the Licensed Products, or; b) PMPacquires rights to manufacture, market and/or distribute the Licensed Products.  Purchaser will market and sell the product in the manner it, in its sole discretion, deems most appropriate.  As the Licensed Products are sold, Purchaser will buy the Licensed Products from PMP at the cost incurred by PMP to manufacture the Licensed Products.PMP will provide Purchaser on amonthly basis, or at any other time reasonablyrequested by Purchaser, with information showing the current cost of manufacturing the Licensed Products. PMP will invoice Purchaser monthly for the costs charged to it by its manufacturer to produce the Licensed Products and Purchaser will be required to pay all such invoices no later than thirty (30) days from the date of said invoice.

For and in consideration of the Licenses granted pursuant to the terms or this Article 2, Purchaser will provide the Following consideration to PMP:

(a)
Commencing on September 15, 2010 and concluding upon the expiration,exhaustion or termination of all rights granted in this Agreement from PMP to Purchaser, Purchaser will pay Bocosa consulting fee of Eight Thousand Dollars ($8,000.00) per month, said amount due and owing toBocosas of the fifteenth (15th) day of each month.  PMP shall bereasonably available to provide consultation services to Purchaser, at theexpense of Purchaser, in the amount of at least 10 hours per month.  Thecompensation to be paid for this consulting agreement can be modified bymutual agreement of the Board of Directors of Licensee and PMP.  Thisprovision notwithstanding, Purchaser, with the approval of PMP, may terminate the consulting agreement called for in this Exhibit (2)(a), with or without cause, upon giving ninety days’ notice to PMP of the termination of the agreement.In the event that termination of the consultingagreement is effected pursuant to this Paragraph, all Licenses granted pursuant to this Agreement shall terminate.  The parties hereto expressly understand that with the exception of the rights expressly licensed herein, as well as PMP’s design or a new water valve and water purification product as already disclosed to Purchaser, and any and all inventions developed by PMP in the past and the future will be the sole and exclusive properly of PMP and/or Bocosunless a separate Agreement is provided to the satisfaction of PMP.

This provision notwithstanding, in the event of a sale of Purchaser to a third-party,this consulting agreement shallterminate upon theconsummation or the sale, and the remaining provisions or thisTechnology License Agreement shall remain in full force and effect.

(b)
On the Effective Date, PMP will he granted Two Million One Hundred Twelve Thousand (2,112,000) restricted shares or Purchaser’s publicly traded stock.  This transfer shall he irrevocable regardless of the termination or the License and/or this Agreement.  Any certificate or certificates representing the Shares shall hear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH ANY APPLICABLE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

(c)
Purchaser further agrees that the Purchaser’s Board of Directors, or a committee thereof, will periodically review the revenue generated as a result of the sales of the Licensed Product and, if it is determined within the discretion of the Board or Board committee that such is warranted, Purchaser will grant PMP additional compensation in the form of stock, bonuses, and/or increases in said consulting fee based upon the success of the business of the Purchaser, the increase in the value of Purchaser and/or the sales of the Licensed Product.

(d)
To the extent required for the prosecution, tiling, maintenance and/or enforcement of the Licensed IP Rights, including but not limited to the filing of one or more new patent applications related to the new water valve andwater purificationproduct identified in Section (a) above,Purchasershallhave the option,in its sole discretion, to assumeresponsibility liar the prosecution, tiling, maintenance and/or enforcement,and to payallof the reasonablecosts andfees necessary for theprosecution, filing, maintenance and/or enforcement of the Licensed IPRights.

Article 3 — Licensed Technology; Technical Assistance

3.1           Licensed Technology shall he disclosed in the language, form and system of measurements in which it is available at PMP at the time of its disclosure to Purchaser.  PMP shall not be obligated under this Technology Agreement to make upany special drawings, specifications, translations, or other similar documents for Purchaser.

3.2           As reasonably required, Purchaser may request technicalassistance from PMP relating to the Licensed Technology.  If at the time of request, PMP or its Affiliates has an employee with applicable knowledge., subject to availability of such employee, PMP agrees to make such employee available to Purchaser on reasonable commercial terms.

Article 4 — Representations and Warranties; Liability Disclaimer

4.1           PMP represents and warrants that the Licensed IP Rights, the Licensed Technology and the Licensed Products are owned by PMP and that PMP has good and valid title to the Licensed IP Rights.

4.2           PMP represents and warrants that within the last live (5) years,(i) PMP has not received any written notice asserting any intellectual property infringement, misappropriation or misuse relining to the Licensed Technology, and (ii) there are no pending, and to the Knowledge of PMP, threatened claims or proceedings against PMP contesting or challenging the title to, validity of or enforceability of the Licensed IP Rights.

4.3           PMP represents and warrants that to the Knowledge of PMP, PMP has the right to grant to Purchaser the licenses granted hereunder to the Licensed IP Rights, the Licensed Technology and the Licensed Products.

4.4           PMP represents and warrants that to the Knowledge of PMP,the Licensed IP Rights, the Licensed Technology and the Licensed Products are free and clear of any and all liens and security interests.

4.5           PMP represents and warrants that it has, or will within thirty(30) days of the execution of this Agreement will use its best efforts to, dissolve all corporations jointly owned by PMP and/or Fabian Mauricio Barredaor Green Valve USA, Inc.  PMP further represents and warrants that to the best of its knowledge and belief the dissolution of these corporations will not materially alter PMP’s ownership of the Licensed IP Rights, the Licensed Technology and/or the Licensed Products from that warranted in this Agreement pursuant to Article 4.1 and Article 4.3.

4.6           PMP represents and warrants that it will resolve all disputesbetween PMP and Orlando Hernandez, or any entity owned, controlled or managed by Mr. Hernandez, under circumstances that will not materially interfere with, hinder, impair or diminish its ability to perform its obligations under this Agreement and to provide to Purchaser such Licensed Products as it requires from time to time.  To the extent that PMP breaches the warranty contained in this Section 4.6, Purchaser reserves the right, in its sole discretion, to acquire ownership of the Licensed IP Rights and the Licensed Technology and thereafter to utilize the services of third-party providers to supply it with the Licensed Products.

Article 5 — Term and Termination

5.1           This Technology Agreement shall become effective on the Effective Date and shall continue in full for so long as PMP, or any futureassignee of PMP’s, retains any rights in any of the Licensed IP Rights, the Licensed Technology and/or the Licensed Products.

5.2           The foregoing notwithstanding, in the event that either Party becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointedfor it, or it otherwise takes advantage of any insolvency law, theother Party may terminate this Technology Agreement upon one (1) day’s written notice.

5.3           All licenses granted under this Technology Agreement shall bedeemed licenses of “intellectual property rights” as defined in Section 365(n) of Title IX, U.S. Bankruptcy Code, and each such license shall he governed by Section 365(n) in the event that PMP seeks or is involuntarily placed under the protection of the Bankruptcy Code.In such event, Purchaser shall have the further option to electtermination of this Technology Agreement but retain all rights under the licenses granted in Article 2 to support its then-existing customers and sublicensees; to dispose, in any manner, of all Licensed Products and inventory related thereto; and to properly discharge any and all of Purchaser’s third-party obligations relating to Licensed Products incurred prior to the termination.

Article 6 — General Limitations

6.1           The obligations and rights of the Parties under this TechnologyAgreement shall he subject to the following:

6.1.1        Neither Party shall be obligated to disclose any information which the laws and regulations of any Governmental Authority which has jurisdiction over such matters do not permit to be disclosed; and

6.1.2        Neither Party shall he obligated to take any action which would violate the law, regulations or requirements of any Governmental Authority or any agency thereof which has jurisdiction over such matters.

Article 7 — Miscellaneous

7.1           Notices.All notices, requests and other communicationshereunder must be in writing and will he deemed to have been duly given if delivered personally, by commercial delivery service, by facsimile transmission or mailed (first class postage prepaid) to the other Party at the following addresses or facsimile numbers:

If to Purchaser, to:
Airlock, L.L.C.
Attn. Robert Weinstein
381 Teaneck Rd., Suite 3
Teaneck, New Jersey 07666

with a copy to:

Michael Hill
Law Offices of Michael W. Hill, L.L.C.
201 St. Charles Avenue, Suite 3800
New Orleans, Louisiana 70170

If to Seller, to:

with a copy to:

All such notices, requests and other communications will he deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any Party from time to time may change its address, facsimile number or other or other information for the purpose of notices to that Party by giving notice specifying, such change to the other Party.

7.2           Severability.If any provision ofthis Technology Agreementshall he held to be illegal, invalid or unenforceable, and if the rights or obligations of a Party hereunder will not be materially adversely affected thereby, the Parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Technology Agreement shall not in any way be affected or impaired thereby.  If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Technology Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

7.3           Amendments.This Technology Agreement may be amended or modified only by a written instrument signed by both Parties.

7.4           Waiver.Any waiver by a Party of an instance of the other Party’s noncompliance with any obligation or responsibility herein shall be in writing and signed by the waiving Party and shall not be deemed a waiver of other instances of the other Party’s noncompliance hereunder.

7.5           Assignment. This Technology Agreement shall he binding uponand inure to the benefit of and be enforceable by the respective successors and assigns of the Parties.  This Technology Agreement is assignable by the Purchaser.  Except as stated herein, nothing in this Technology Agreement shall confer any rights upon any Person other than the Parties and their respective successors and permitted assigns.Neither Party may assign this Technology Agreement or its rights hereunder to any Person without the written consent of the other Party, provided, however, that: (i) either Party may assign this Technology Agreement to an Affiliate without such consent, and(ii) either Party, without such consent, may assign this Technology Agreement in connection will the transfer or sale of substantially all of its business or assets to which this Technology Agreement pertains or in the event of its merger or consolidation with another company.  No assignment by either Party of this Technology Agreement or of any of such Party’s rights hereunder shall release such Party from any of its obligationshereunder.PMP shall not assign any ofthe licensed IP Rights to any Person unlesssuch Person agrees in writing to be bound by the terms and conditions of this Technology Agreement applicable to PMP.  Any attempted assignment of this Technology Agreement or of any of the Licensed IP Rights in violation of this Sectionshall be void and of no effect.

7.6           Construction.This Technology Agreement has beennegotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favorof or against eitherParty.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, asappropriate; and the singular tense shall include the plural and vice-versa.

7.7           No Agency.  This Technology Agreement shall not constitute either Party as a legal representative or agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability of any kind, expressed orimplied, against or in the name or on behalf of the other Party.

7.8           Relationship of the Parties.Nothing contained in thisTechnology Agreement is intended to, or shall be deemed to, create a partnership or joint venture relationship between the Parties or any of their Affiliates for any purpose.

7.9           Governing Law.This Technology Agreement shall be governedby and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such state, without giving effect to the conflicts of law principles thereof.

7.10         Jurisdiction; Waiver of Jury Trial.Except to the extent that acourt proceeding or other Action is necessary to obtain an injunction or other equitable relief to protect the rights of a Party, no Action or other proceeding arising out of or related to this Technology Agreement shall be commenced until thirty (30) days after a Party shall give notice of the existence of a dispute (a “Dispute Notice”) to the other Party.  During such 30-day period, duly authorized representatives of both Parties shallattempt to negotiate in good faith a resolution of the dispute.  The Dispute Notice shall set forth the basis of the dispute with reasonably specificity.  The Parties hereby agree that any Action or Proceeding arising out of or related to this Agreement may beconducted in the State of Delaware.  The Parties hereby agree that any action orproceeding, arising out of or related to this Technology Agreement may he conducted inthe State of Delaware.Each Party hereby irrevocably consents and submits to the non-exclusive personal jurisdiction of and venue in the federal and state courts located in the State of Delaware.  Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigationdirectly or indirectly arising out of, under or in connection with this TechnologyAgreement or any transaction contemplated hereby.

7.11          Counterparts.This Technology Agreement may be signed in twoor more counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument, and all of which together shall constitute one and the same instrument.

7.12          Entire Agreement.Together with the MPA, the PurchaseAgreements and the Transaction Agreements, this Technology Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, such written and oral, between the Parties with respect to the subject matter of this Technology Agreement and no representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by either Party.  Each Schedule referred to herein and attached hereto is an integral part of this Technology Agreement and is incorporated herein by reference.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this TechnologyAgreement to be executed by their duly authorized officers or representatives as of the date first written above.

JUAN CARLOS BOCOS, individually	PMP POOL MAINTENANCE PROTECTION, INC.

By: /s/ Juan Carlos Bocos JUAN CARLOS BOCOS	By: /s/ Juan Carlos Bocos JUAN CARLOS BOCOS PRESIDENT

GREEN ENERGY MANAGEMENT SERVICES, INC.

By:  /s/ Michael Samuel
       MICHAEL SAMUEL
       CHIEF EXECUTIVE OFFICER